EXHIBIT 99.2
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:

Steve Forsyth	Qorvis Communications

(770) 632-8322	Karen Vahouny (703) 744-7809
WORLD AIR HOLDINGS PROVIDES BUSINESS UPDATE
Issues Revised and Improved Guidance for Third Quarter
PEACHTREE CITY, GA. (Sept. 29, 2005) — World Air Holdings, Inc. (NASDAQ: WLDA) reported today that its two principal operating subsidiaries, World Airways and North American Airlines, exceeded business plan expectations for the third quarter of 2005. As a result, the company expects to report higher revenues and operating income for the quarter than previously anticipated.
     The key factors driving the improved financial performance include higher than expected demand from the Air Mobility Command (AMC) at both airlines, as well as better performance in North American’s scheduled service markets. The company noted that the two North American aircraft previously supporting the unprofitable Hawaii scheduled service, which was discontinued Aug. 31, 2005, were fully employed by AMC during September, resulting in significantly higher unit revenues.
     For the third quarter of 2005, World Air Holdings is now forecasting revenues in the range of $215 to $225 million, compared to the previous range of $195 to $205 million, with military revenues of $145 to $155 million versus $121 to $131 million. The company now expects operating income to be between $22 and $24 million, compared to the prior forecast of $15 to $17 million.
     “While we continue to work through some of the issues related to transitioning North American from a private company to part of a publicly traded entity, we’re very pleased to report that the fundamentals of our business and the strategy we have undertaken remain very sound,” said Randy Martinez, chief executive officer of World Air Holdings. “We continue to be confident about the prospects for our company going forward.”
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For further information, go to www.worldairholdings.com.
     [“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]
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